Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated March 31, 2010 (except with respect to the retrospective adjustment of the financial statements for the year ended December 31, 2009 for the final allocation of the purchase price associated with the Erye acquisition discussed in Note 4, as to which the date is April 5, 2011), with respect to the consolidated financial statements of NeoStem, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of NeoStem, Inc. for the year ended December 31, 2010.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HOLTZ RUBENSTEIN REMINICK LLP

Melville, New York
May 2, 2011